Exhibit 8.1

July 21, 2004

La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, Texas 75038

  Re:
  Certain Federal Income Tax Matters

Ladies and Gentlemen:

        This opinion is delivered in our capacity as counsel to La Quinta Properties, Inc., a Delaware corporation ("LQ Properties"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed by LQ Properties and La Quinta Corporation, a Delaware corporation ("LQ Corporation" and together with LQ Properties, the "Companies"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the resale of up to 10,794,926 paired shares of the Companies' common stock, each comprised of one share of common stock of LQ Corporation and one share of class B common stock of LQ Properties (which paired shares are referred to herein as the "LQ Securities"), by the selling stockholders named therein.

        On November 5, 1997, LQ Properties, then known as Santa Anita Realty Enterprises, Inc. ("Santa Anita Realty"), merged (the "Santa Anita Merger") with Meditrust, a Massachusetts business trust ("Meditrust's Predecessor"), with LQ Properties as the surviving corporation. In connection with the Santa Anita Merger, Santa Anita Realty changed its name to Meditrust Corporation, and LQ Corporation, formerly known as Santa Anita Operating Company and the stock of which was paired with the stock of Santa Anita Realty, changed its name to Meditrust Operating Company. On June 20, 2001, LQ Properties, then known as Meditrust Corporation, changed its name to La Quinta Properties, Inc., and LQ Corporation, then known as Meditrust Operating Company, changed its name to La Quinta Corporation.

        This opinion relates to the qualification of LQ Properties as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and related matters.

        In rendering the following opinions, we have reviewed the Registration Statement and the descriptions set forth therein of LQ Properties and its current and proposed investments and activities. We also have examined (i) the Certificate of Incorporation and the Bylaws of LQ Properties, each amended and restated, (ii) LQ Properties' federal income tax returns for each of its taxable years ended December 31, 1994, 1995, 1996, 1997, 1998, 1999, 2000, 2001 and 2002 as filed on Forms 1120-REIT, and (iii) such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein. The foregoing documents, including the Registration Statement, are referred to herein as the "Documents."

        In rendering our opinions, we have relied upon certain factual representations of LQ Properties set forth in a representation letter (the "Officer's Certificate") delivered to us in connection with our rendering of this opinion regarding the manner in which LQ Properties has been owned and operated and will be owned and operated, as well as prior factual representations delivered to us in connection with our rendering of prior opinions to LQ Properties. We also have relied on the statements contained in the Documents regarding the operation and ownership of LQ Properties,

        Meditrust's Predecessor and their affiliates. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations and statements made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification.

        In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, (vii) the factual accuracy of all representations, warranties and other statements made by all parties, and (viii) the continued accuracy of all documents, certificates, warranties and covenants on which we have relied in rendering the opinions set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter. In addition, we have assumed the accuracy of the opinions of counsel to LQ Properties and Meditrust's Predecessor, each dated November 5, 1997, regarding the qualification of LQ Properties and of Meditrust's Predecessor as a REIT and related matters.

* * * *

        Based upon and subject to the foregoing, we are of the opinion that:

  (i)
  LQ Properties since November 5, 1997 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and LQ Properties' form of organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

  (ii)
  The statements in the Registration Statement under caption "Federal Income Tax Considerations and Consequences of Your Investment," to the extent that such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

* * * *

        We will not review on a continuing basis LQ Properties' compliance with the Documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of LQ Properties' operations for any given taxable year will satisfy the requirements for qualification and taxation as a real estate investment trust under the Code. The ability of LQ Properties to continue to meet the requirements for qualification and taxation as a real estate investment trust will be dependent upon LQ Properties' ability to continue to meet in each year the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a real estate investment trust. The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to other federal tax matters or to any issues arising out of the tax laws of any state or locality. You should recognize that our opinions are not binding on a court or the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with the opinions contained herein. Although we believe that our opinions would be sustained if challenged, there can be no assurance that this will be the case. The discussion and conclusions set forth above are based upon current provisions of the Code and the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. Changes in applicable law could adversely affect our opinions.

        We are furnishing this letter to you solely for your benefit in connection with the Registration Statement. This letter is not to be relied upon by any other person or used for any other purpose.

        We consent to being named as Counsel to the Companies in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                      Very truly yours,

                      /s/ Goodwin Procter LLP
                      GOODWIN PROCTER LLP